EXHIBIT 99.1
News Release
Contact: Karin Demler: (615) 263-3005
Corrections Corporation of America
Announces 2007 Second Quarter Financial Results
NASHVILLE, Tenn. — August 6, 2007 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), the nation’s largest provider of corrections management services to government agencies, today announced its financial results for the three- and six-month periods ended June 30, 2007. The number of common shares and per share amounts in this release have been retroactively restated to reflect the increase in common shares and corresponding decrease in the per share amounts resulting from the Company’s two-for-one stock split that was distributed on July 6, 2007 to the stockholders of record on June 29, 2007.
Financial Review
Second Quarter of 2007 Compared with Second Quarter of 2006
For the three months ended June 30, 2007, the Company reported net income of $32.6 million, or $0.26 per diluted share, compared with net income of $25.6 million, or $0.21 per diluted share, for the three-month period in 2006, an increase of 23.8% per diluted share.
Operating income for the second quarter of 2007 was $65.8 million, compared with $55.2 million for the same period in the prior year. EBITDA increased 18.4% to $84.8 million during the second quarter of 2007, from $71.6 million during the second quarter of 2006. Financial results for the second quarter were primarily impacted by continued demand for prison beds from both federal and state customers.
Management revenue from federal customers increased $20.7 million, or 16.0%, to $150.0 million during the second quarter of 2007 from $129.3 million during the second quarter of 2006, as a result of higher inmate populations from the Immigration and Customs Enforcement (“ICE”) and the U.S. Marshals Service (“USMS”). Federal revenues were positively impacted by a new management contract from ICE at our Stewart Detention Center that began receiving detainees in October 2006 and a full quarter impact of a new management contract at our T. Don Hutto Residential Center that became effective in May 2006. Additionally, federal revenues were favorably impacted by the backfilling of the vacated beds in our Florence Correctional Center with additional USMS detainees as a result of the commencement of operations at our new Red Rock Correctional Center in July 2006.
Management revenue from state customers also increased by approximately $13.8 million, or 8.7%, to $171.7 million during the second quarter 2007 from $157.9 million for the same period in 2006. State revenues were primarily impacted by an increase in populations from several state customers including primarily Colorado, Wyoming, and California.
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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA 2007 Second Quarter Financial Results

Total portfolio occupancy increased to 99.0% during the second quarter of 2007 from 94.9% during the second quarter of 2006, with compensated man-days increasing 8.6%, to 6.6 million from 6.1 million. Total portfolio occupancy increased despite a 4.1% increase in our average available beds from the second quarter of 2006 as a result of the completion of several expansion and development projects.
Adjusted Free Cash Flow decreased by $1.6 million to $42.4 million during the second quarter of 2007 from $44.0 million generated during the same period in 2006, as an increase in Adjusted Free Cash Flow resulting from improved operating performance was offset by an increase in payments for income taxes. We paid $20.9 million in income taxes during the second quarter of 2007 compared with $3.0 million during the second quarter 2006. As we previously disclosed, during 2006 we generated sufficient taxable income to utilize our remaining federal net operating loss carryforwards. As a result, we were obligated to pay a full year’s taxes beginning in 2007. We currently estimate that we will pay between $10.0 million and $12.0 million in federal and state income taxes during each of the third and fourth quarters of 2007.
First Six Months of 2007 Compared with First Six Months of 2006
For the six months ended June 30, 2007, we generated net income of $65.2 million, or $0.52 per diluted share, compared with $47.0 million, or $0.38 per diluted share, for the six months ended June 30, 2006. Financial results for the first six months of 2006 included a pre-tax charge of approximately $1.0 million for refinancing transactions completed during the first quarter of 2006. Earnings per diluted share excluding this special charge amounted to $0.39 per diluted share.
Operating income for the first six months of 2007 increased to $132.0 million compared with $105.1 million for the first six months of 2006. EBITDA, adjusted for the refinancing charge during the first half of 2006, (“Adjusted EBITDA”) also increased for the six months ended June 30, 2007, to $169.3 million compared with $137.2 million during the same period in 2006. The improvement in our financial results for the six months ended June 30, 2007 resulted from essentially the same factors that affected our second quarter financial results.
Adjusted Free Cash Flow, which does not include the refinancing charge during 2006, increased 19.4%, or $16.9 million during the first six months of 2007 to $103.9 million compared with $87.0 million during the first six months of 2006. The increase in adjusted free cash flow primarily resulted from strong operating results despite the increase in payments for income taxes of $18.6 million.
Earnings Per Diluted Share Excluding Special Charges (Adjusted Diluted Earnings Per Share), Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.
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CCA 2007 Second Quarter Financial Results

Operations Highlights
For the quarters ended June 30, 2007 and 2006, key operating statistics for the continuing operations of the Company were as follows:

	Quarter Ended June 30,
Metric	2007	2006	% Change
Average Available Beds	73,450	70,574	4.1%
Average Compensated Occupancy	99.0%	94.9%	4.3%
Total Compensated Man-Days	6,617,046	6,094,628	8.6%
Revenue per Compensated Man-Day	$54.08	$52.55	2.9%
Operating Expense per Compensated Man-Day:
Fixed	28.10	28.15	-0.2%
Variable	10.25	9.91	3.4%

Total	38.35	38.06	0.8%

Operating Margin per Compensated Man-Day	$15.73	$14.49	8.6%

Operating Margin	29.1%	27.6%	5.4%
Operating margins increased to 29.1% during the second quarter of 2007 from 27.6% during the second quarter of 2006. The increase in operating margins from the prior year period was substantially the result of higher inmate populations, including most notably the commencement of management contracts at our Stewart, T. Don Hutto, and North Fork facilities. These margin improvements were net of approximately $1.9 million of start-up expenses incurred at our Saguaro Correctional Facility which opened in June 2007. The prior year quarter included $0.3 million of start-up expenses at our Red Rock Correctional Center which opened in July 2006.
We expect to incur additional ramp-up and transportation expenses during the second half of 2007 resulting from the transfer of Hawaiian inmates from our Diamondback Correctional Facility and our Tallahatchie County Correctional Facility to our new Saguaro facility. We also expect to incur additional expenses associated with the transition at our Diamondback facility of existing Arizona inmate populations in exchange for a larger Arizona population as a result of a new management contract with the state of Arizona. Additionally, we expect to incur transportation and ramp-up expenses associated with the receipt of California inmates at our Tallahatchie facility. Accordingly, we expect margin rates and EBITDA to be negatively impacted by this disruption until occupancy at these facilities returns to their previous levels.
Total revenue for the second quarter of 2007 increased 11.7% to $362.8 million from $324.9 million during the same period in 2006, as total compensated man-days increased to 6.6 million from 6.1 million, and as revenue per compensated man-day increased to $54.08 from $52.55. Average compensated occupancy for the three months ended June 30, 2007 increased to 99.0% from 94.9% for the three months ended June 30, 2006.
Fixed expenses per compensated man-day decreased to $28.10 during the second quarter of 2007 compared with $28.15 per compensated man-day during the same period in 2006, a decrease of
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CCA 2007 Second Quarter Financial Results

$0.05 per compensated man-day. The decrease in fixed expenses per compensated man-day was primarily the result of leveraging our fixed expenses over a higher inmate population, partially offset by start-up costs at our Saguaro facility.
Variable expenses increased to $10.25 per compensated man-day during the second quarter of 2007 from $9.91 per compensated man-day during the second quarter of 2006, an increase of $0.34 per compensated man-day. The increase in variable expenses per compensated man-day was primarily attributable to an increase in inmate medical expenses due to an increase in offsite medical care at select facilities, as well as general inflationary increases.
Business Development Update
In June 2007, we entered into a new agreement with the state of Vermont for the continued management of an unspecified number of inmates at four of our facilities. We currently house approximately 580 Vermont inmates at our Lee Adjustment Center, North Fork Correctional Facility and West Tennessee Detention Facility. The new contract, which commenced July 1, 2007, includes a daily guarantee for the occupancy of 400 inmates, expires June 30, 2009, and contains two renewal options for two years each.
In addition, in May 2007, we were notified by the Florida Department of Management Services of its recommendation to award to us contracts for the continued management of the Bay Correctional Facility in Panama City, Florida and the Gadsden Correctional Institution in Quincy, Florida, both owned by the state of Florida. During July 2007, we completed the negotiations and executed a definitive agreement to operate both facilities for a term of three years, with an indefinite number of two-year renewal options.
Also during July 2007, we were awarded a new contract for the continued management of the South Central Correctional Center in Clifton, Tennessee. The new contract, which commenced July 1, 2007, expires June 30, 2010 and contains one two-year renewal option.
Status of California
Although the judicial and regulatory environment with respect to California’s overcrowded prison system remains uncertain, we continue to be optimistic that the private corrections industry and CCA specifically will be viewed as a partial solution to their overcrowded conditions. Despite the uncertainty regarding the ultimate outcome of the various ongoing legal challenges, the California Department of Corrections and Rehabilitation is currently continuing with their plan to transfer inmates out of state. At July 31, 2007, we held 477 California inmates at three of our facilities and believe we will continue to receive additional inmates for the remainder of the year. However, we can provide no assurance that we will receive additional inmates. Additionally, we cannot predict the ultimate outcome of the various legal issues still ongoing and whether the inmates we receive from California will ultimately be required to be returned to the California system.
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CCA 2007 Second Quarter Financial Results

Facility Development Update
Construction of our new 1,896-bed Saguaro Correctional Facility was completed and the facility held a grand opening event in June 2007. We are currently in the process of relocating approximately 1,200 Hawaiian inmates from our Diamondback Correctional Facility and our Tallahatchie County Correctional Facility to the Saguaro facility. The beds that will be made available at the Diamondback facility are expected to be utilized by the state of Arizona pursuant to a new contract awarded in May 2007, and the beds vacated at Tallahatchie are expected to be utilized by the state of California.
In May 2007, we announced our intention to expand two company-owned facilities located in Oklahoma based on our expectation of increased demand from Oklahoma and a number of other existing state customers. We are expanding our 1,032-bed Cimarron Correctional Facility in Cushing, Oklahoma and our 1,010-bed Davis Correctional Facility in Holdenville, Oklahoma by 660 beds each. Both expansions are currently expected to be completed by the end of the third quarter of 2008 at an estimated total cost of approximately $90.0 million.
In July 2007, we announced our intention to commence construction of a new 1,668-bed correctional facility in Adams County, Mississippi. Construction of the new facility is currently estimated to be completed during the fourth quarter of 2008 at an estimated cost of approximately $105.0 million. We do not currently have a management contract to utilize these new beds, but will market the new beds to various existing and potential customers.
In July 2007, we also announced that we expect to commence another expansion by 848-beds of our Tallahatchie County Correctional Facility in addition to the previously announced 720-bed expansion of this facility. The 848-bed expansion is expected to be completed during the second quarter of 2008 at an estimated incremental cost of approximately $52.0 million. Following the completion of these expansions, the Tallahatchie facility will have a total design capacity of 2,672 beds. We currently expect to make these expansion beds available to California under an existing contract, or to other states that have a need for additional bed capacity.
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CCA 2007 Second Quarter Financial Results

Facilities Currently Under Development or Expansion
Based upon our expectation of increased demand for bed capacity on behalf of a number of state and federal agencies, we expect to complete the following expansion and development projects:

		Total Bed
		Capacity		Estimated
Facilities Under Expansion	Expansion	Following	Estimated	Cost
or Development	Beds	Expansion	Completion	(in millions)		Potential Customer(s)
Gadsden Correctional Institution, Florida	384	1,520	Q3 2007	(1)		State of Florida(2)
Bay Correctional Facility, Florida	235	985	Q3 2007	(1)		State of Florida(2)
North Fork Correctional Facility, Oklahoma	960	2,400	Q4 2007	$55.0		Various States
Tallahatchie County Correctional	720		Q4 2007			California(2) and/
Facility, Mississippi	848	2,672	Q2 2008	91.0		or Various States
Eden Detention Center, Texas	129	1,354	Q1 2008	20.0	(3)	BOP(2)
Bent County Correctional Facility, Colorado	720	1,420	Q2 2008	44.0		Colorado(2)
Kit Carson Correctional Center, Colorado	720	1,488	Q2 2008	44.0		Colorado(2)
Leavenworth Detention Center, Kansas	266	1,033	Q2 2008	22.5		USMS(2)
Cimarron Correctional Facility, Oklahoma	660	1,692	Q3 2008	45.0		Various States
Davis Correctional Facility, Oklahoma	660	1,670	Q3 2008	45.0		Various States
Adams County Correctional Center, Mississippi	1,668	1,668	Q4 2008	105.0		Federal or Various States

Total	7,970			$471.5

(1)	The expansion costs of the Gadsden Correctional Institution and the Bay Correctional Facility, facilities owned by the state of Florida and managed by the Company, will be funded by the state of Florida.

(2)	We currently have contracts in place with the stated customers to occupy these facilities; however, the contracts do not provide a guarantee of occupancy.

(3)	The total estimated cost is for a renovation of the existing facility which will result in 129 additional beds.
In addition to the above listed projects, the Company continues to pursue additional development and expansion opportunities in order to satisfy increasing demand from existing and potential customers. We believe we have the ability to fund our current development activity with cash on hand, investments, availability under our $150.0 million revolving credit facility, and cash generated from operations.
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CCA 2007 Second Quarter Financial Results

Expansions or Developments Completed during 2007

	Expansion
Expansions or New Facilities Completed	Beds	Completed	Customer(s)
Citrus County Detention Facility, Florida	360	Q1 2007	Citrus County
Crossroads Correctional Center, Montana	96	Q1 2007	State of Montana and USMS
Saguaro Correctional Facility, Arizona	1,896	Q2 2007	State of Hawaii

Total	2,352

Commenting on the financial results, President and CEO John Ferguson stated, “We are pleased with our second quarter financial results as our earnings continued to benefit from higher inmate populations at a number of facilities. Our margins also improved due to leveraging fixed costs over higher inmate populations.”
Ferguson continued, “In June, we opened our new Saguaro Correctional Facility and are in the process of transferring the inmates we house on behalf of the state of Hawaii at our Tallahatchie and Diamondback facilities to the new facility. We also have begun to receive additional California inmates at our Tallahatchie facility and expect to continue to receive additional inmates from the state of California through the remainder of 2007 and into 2008. We continue to receive additional Arizona inmates at our Diamondback facility as a result of our new contract with the state of Arizona increasing the number of inmates we will house for them out of state. All of these contracts should contribute to our anticipated earnings growth in 2008.”
“Finally, we continue to move forward on our development and expansion efforts as evidenced by our recent announcement of the development of our new 1,668-bed facility in Adams County, Mississippi, another expansion of our Tallahatchie facility by 848-beds, and the expansions of our Cimarron and Davis facilities by 660 beds each. While we have met our goal of beginning development of an additional 4,000 to 6,000 new beds during 2007, with the announcement of these expansion and development projects, we continue to pursue additional expansion and development opportunities to stay ahead of the increasing demand from many of our customers.”
Retirement of Chief Development Officer
Effective August 31, 2007, Kenneth Bouldin has decided to retire from his position as CCA’s Executive Vice President and Chief Development Officer, a position he has held since February 2003. Bouldin has agreed to remain with CCA to provide assistance with the transition and other matters related to business development as needed for a one-year period. CCA will divide Bouldin’s responsibilities into two senior vice president functions.
Accordingly, it is expected that our Board of Directors will formally approve the promotions of Anthony Grande and Damon Hininger to the positions of Senior Vice President of Business Development. Grande, who currently serves as a vice president in our business development department, a position he has held since January 2003, will continue to oversee our state customer relationships. Hininger, a 15-year veteran of CCA who has also served as a vice
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CCA 2007 Second Quarter Financial Results

president in our business development department since December 2000, will continue to oversee our federal and local customer relationships.
Commenting on Bouldin’s decision, John Ferguson, President and Chief Executive Officer, said, “On behalf of the Board of Directors and management, I thank Ken for his many contributions and dedicated service to CCA over the past four years. He leaves behind Tony and Damon, two seasoned individuals who will continue to carry-out our efforts in growing our business and providing our customers cost effective solutions to their corrections management needs.”
Bouldin added, “Now is the time from both a personal and business perspective for me to step down from an executive management role. The business development department has tremendous employee talent and maturity, supported by excellent processes and procedures. I leave my post with the confidence that a strong and capable team is prepared to continue the success we have enjoyed together.”
Guidance
The Company expects diluted earnings per share (“EPS”) for the third quarter of 2007 to be in the range of $0.23 to $0.25, and fourth quarter of 2007 to be in the range of $0.26 to $0.28, resulting in full year EPS to be in the range of $1.01 to $1.05.
During 2007, we expect to invest approximately $349.5 million in capital expenditures, consisting of approximately $295.7 million in prison construction and expansions that have been previously announced, $36.6 million in maintenance capital expenditures and $17.2 million in information technology.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the second quarter of 2007. We do not undertake any obligation, and disclaim any duty, to update any of the information disclosed in this report. Interested parties may access this information through our website at www.correctionscorp.com under “Financial Information” of the Investor section.
Management may meet with investors from time to time during the third quarter of 2007. Written materials used in the investor presentations will also be available on our website beginning on or about August 15, 2007. Interested parties may access this information through our website at www.correctionscorp.com under “Webcasts” of the Investor section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. eastern time (9:00 a.m. central time) tomorrow, August 7, 2007, to discuss our 2007 second quarter and six month financial results. To listen to this discussion, please access “Webcasts” on the Investor page at www.correctionscorp.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available tomorrow at 1:00 p.m.
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CCA 2007 Second Quarter Financial Results

eastern time through 11:59 p.m. eastern time on August 14, 2007, by dialing 888-203-1112, pass code 3588348.
About CCA
CCA is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 41 company-owned facilities, with a total design capacity of approximately 75,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA 2007 Second Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$81,070	$29,029
Investments	84,766	82,830
Accounts receivable, net of allowance of $3,200 and $2,261 respectively	212,736	237,382
Deferred tax assets	8,970	11,655
Prepaid expenses and other current assets	30,769	17,554
Current assets of discontinued operations	416	966

Total current assets	418,727	379,416

Property and equipment, net	1,883,329	1,805,052

Restricted cash	6,346	11,826
Investment in direct financing lease	15,000	15,467
Goodwill	15,246	15,246
Other assets	23,201	23,807
Non-current assets of discontinued operations	—	46

Total assets	$2,361,849	$2,250,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$176,492	$160,522
Income taxes payable	630	2,810
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	317	760
Total current liabilities	177,729	164,382

Long-term debt, net of current portion	975,823	975,968
Deferred tax liabilities	29,131	23,755
Other liabilities	41,422	37,074

Total liabilities	1,224,105	1,201,179

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 123,683 and 122,084 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	1,237	1,221
Additional paid-in capital	1,552,714	1,527,608
Retained deficit	(416,207)	(479,148)
Total stockholders’ equity	1,137,744	1,049,681

Total liabilities and stockholders’ equity	$2,361,849	$2,250,860

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CCA 2007 Second Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
REVENUE:
Management and other	$361,659	$323,843	$711,497	$637,435
Rental	1,111	1,049	2,188	2,085

	362,770	324,892	713,685	639,520

EXPENSES:
Operating	259,239	237,435	508,369	472,085
General and administrative	18,817	15,961	36,135	30,338
Depreciation and amortization	18,928	16,298	37,198	31,976

	296,984	269,694	581,702	534,399

OPERATING INCOME	65,786	55,198	131,983	105,121

OTHER EXPENSES:
Interest expense, net	13,655	14,552	27,589	29,678
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Other (income) expenses	(70)	(102)	(81)	(114)

	13,585	14,450	27,508	30,546

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	52,201	40,748	104,475	74,575
Income tax expense	(19,599)	(15,070)	(39,303)	(27,553)

INCOME FROM CONTINUING OPERATIONS	32,602	25,678	65,172	47,022
Loss from discontinued operations, net of taxes	—	(50)	—	(65)

NET INCOME	$32,602	$25,628	$65,172	$46,957

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.27	$0.21	$0.53	$0.39
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.27	$0.21	$0.53	$0.39

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.26	$0.21	$0.52	$0.38
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.26	$0.21	$0.52	$0.38

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CCA 2007 Second Quarter Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS)
CALCULATION OF ADJUSTED FREE CASH FLOW

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Pre-tax income	$52,201	$40,698	$104,475	$74,510
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Income taxes paid	(20,878)	(3,044)	(21,676)	(3,044)
Depreciation and amortization	18,928	16,298	37,198	31,976
Depreciation and amortization for discontinued operations	—	28	—	53
Income tax (benefit) expense for discontinued operations	—	(29)	—	(37)
Stock-based compensation reflected in G&A expenses	1,809	1,791	3,039	2,569
Amortization of debt costs and other non-cash interest	988	1,091	2,003	2,326
Maintenance and technology capital expenditures	(10,649)	(12,848)	(21,105)	(22,367)

Adjusted Free Cash Flow	$42,399	$43,985	$103,934	$86,968

CALCULATION OF ADJUSTED EBITDA

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2005	2006	2006
Net income	$32,602	$25,628	$65,172	$46,957
Interest expense, net	13,655	14,552	27,589	29,678
Depreciation and amortization	18,928	16,298	37,198	31,976
Income tax expense	19,599	15,070	39,303	27,553
(Income) loss from discontinued operations, net of taxes	—	50	—	65

EBITDA	$84,784	$71,598	$169,262	$136,229
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982

Adjusted EBITDA	$84,784	$71,598	$169,262	$137,211

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CCA 2007 Second Quarter Financial Results

CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Net income	$32,602	$25,628	$65,172	$46,957
Special items:
Expenses associated with debt refinancing and recapitalization transactions	—	—	—	982
Income tax benefit for expenses associated with debt refinancing transactions	—	—	—	(363)

Diluted adjusted net income available to common stockholders	$32,602	$25,628	$65,172	$47,576

Weighted average common shares outstanding — basic	122,270	119,499	121,925	119,052
Effect of dilutive securities:
Stock options and warrants	2,732	2,835	2,754	2,961
Restricted stock-based compensation	286	258	301	351

Weighted average shares and assumed conversions — diluted	125,288	122,592	124,980	122,364

Adjusted Diluted Earnings Per Share	$0.26	$0.21	$0.52	$0.39

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted free cash flow) and the operating performance of the Company’s correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company’s financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company’s ability to service debt.
The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges (Adjusted Diluted Earnings Per Share), even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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